Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR AUGUST AND
FOR THE FOURTH QUARTER AND FISCAL YEAR 2004

MATTHEWS, NC, September 2, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,468 stores in 44 states, reported sales for the four week period ended August 28, 2004, of approximately $406.1 million, or 8.6% above sales of $374.0 million for the similar period in the prior fiscal year.  Sales in existing stores for the four week period ended August 28, 2004, decreased approximately 0.1% below existing store sales for the similar period in the prior fiscal year, including an increase of approximately 2.5% in sales of hardlines and a decrease of approximately 8.9% in sales of softlines.

For the thirteen week period ended August 28, 2004, sales were approximately $1,324.2 million, or 9.6% above sales of $1,208.5 million for the similar period in the prior fiscal year.  Sales in existing stores for the thirteen week period ended August 28, 2004, increased approximately 0.7% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 2.9% in sales of hardlines and a decrease of approximately 7.2% in sales of softlines.  Sales of basic consumable merchandise continued to be satisfactory.  However, sales of more discretionary merchandise, such as hanging apparel and domestics, were below the Company’s plan.  As a result, the gross profit margin for the thirteen week period ended August 28, 2004, will be adversely impacted by additional markdowns and lower sales of higher margin merchandise.  The Company currently expects that net income per diluted share of Common Stock will be in the range of $.25 to $.26 in the thirteen week period ended August 28, 2004, compared to $.28 in the similar period in the prior fiscal year.

For the fifty-two week period ended August 28, 2004, sales were approximately $5,281.9 million, or 11.2% above sales of $4,750.2 million for the

Release/September 2, 2004

similar period in the prior fiscal year.  Sales in existing stores for comparable fifty-two week periods increased approximately 1.9%, including an increase of approximately 3.2% in sales of hardlines and a decrease of approximately 2.5% in sales of softlines.

The Company’s plan is for sales in existing stores in the five week period ending October 2, 2004, to be in a range from approximately the same level to up 2% from the similar period in the prior fiscal year.

The Company also reported the opening of 203 stores and the closing of 6 stores in the thirteen week period ended August 28, 2004.  For the fiscal year ended August 28, 2004, Family Dollar opened 500 stores and closed 61 stores.  As previously announced, the Company’s plan is to open about 500 to 560 stores and close 60 to 70 stores during the fiscal year ending August 27, 2005.

Family Dollar will host a conference call on Thursday, September 30, 2004, at 10:00 A.M. ET to discuss the financial results for the fourth quarter and fiscal year ended August 28, 2004, and certain plans for the fiscal year ending August 27, 2005.  If you wish to listen, please call 888-791-5525 for domestic USA calls and 773-756-4619 for international calls at least 10 minutes before the call is scheduled to begin.  A replay of the call will be available from about 1:00 P.M. ET, September 30, 2004, through October 7, 2004, by calling 800-234-2685 for domestic USA calls and 402-220-9688 for international calls.  There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, September 30, 2004.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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